UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 16, 2016

FISION Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-53929	27-2205792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 First Avenue North, Suite 620 Minneapolis, Minnesota	55401
(Address of principal executive offices)	(Zip Code)

(612) 927-3700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

Effective December 16, 2016, FISION Corporation, a Delaware corporation (the “Company”) issued 250,000 unregistered shares of its common stock to Arelle Advisors LLC (“Arelle”), based in Irvine, Califonia, a business development consulting company, pursuant to a two-year agreement between the Company and Arelle (the “Agreement”). The Company also agreed to issue 388,000 additional future common shares to Arelle under the terms of the Agreement to provide business development and marketing services to us for a term of two years.Arelle is required to work whatever hours per month are necessary to fulfill its consulting obligations under the Agreement. Other than for cause, neither party may terminate the Agreement during its two-year term.

Consulting services provided to us by Arelle under the Agreement primarily relate to overall marketing and sales services as well as ancillary services regarding our product sales strategies and operations. These services include interacting with our sales and product development personnel to assist with business development and sales and marketing strategies to help us sell our Fision products and services; conducting research regarding behavior and motivation of consumers related to their needs for our products; working with our public and investor relations team to review and improve our branding and public relations activities; and introducing our company and our products to potential customers and investors.

Pursuant to the Agreement, the Company will compensate Arelle as follows:

i) issuance of shares of our common stock valued at $.30 per share, including a signing bonus of 250,000 shares, fully vested, and an additional 388,000 common shares vesting at 32,333 shares monthly during the first twelve months of the Agreement;

ii) cash payments of $6,000 monthly for the first three months of the Agreement, $8,000 monthly for the second three months of the Agreement, and $10,000 monthly for the remaining eighteen months of the Agreement;

iii) reimbursement for reasonable out-of-pocket expenses incurred by Arelle to provide services to us; and

iv) support services provided by us to Arelle including office space, staff and other supplies as needed.

Regarding all Fision product sales referred or otherwise generated by Arelle, the Company will credit Arelle with commissions of 10% of customer setup fees, 15% of recurring revenues for the first year of a licensing contract, 10% of recurring revenues for any second year, and 5% of recurring revenues for any third year. Any such commissions earned by Arelle will be offset against the cumulative monthly cash payments made to Arelle under the Agreement.

Arelle is an accredited investor and these shares were issued by the Company in a private transaction in reliance on Section 4(a)(2) of the Securities Act of 1933.

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Item 3.02 Unregistered Sales of Equity Securities

Item 5.02 Compensatory Arrangements of Certain Officers

Effective December 16, 2016 the Company issued equity bonus compensation of 230,000 shares of its common stock, valued at $.30 per share, to its two principal officers, including 150,000 shares to its Chief Financial Officer and 80,000 shares to its Chief Executive Officer.

Item 3.02 Unregistered Sales of Equity Securities

Effective December 16, 2016 the Company sold and issued the following shares of its common stock in reliance on Section 4(a)(2) of the Securities Act of 1933:

i) a total of 1,500,001 shares of its common stock in a private placement to two accredited investors at $.30 per share, for total net proceeds of $450,000, which proceeds are being used for general working capital purposes.

ii) a private transaction of 85,833 shares of its common stock issued to a Noteholder creditor of the Company, who is an accredited investor, to convert Note debt to equity in the amount of $25,750.

Item 5.02 Compensatory Arrangements of Certain Officers

Pursuant to stock award agreements, effective December 16, 2016, the Company granted stock awards of 700,000 shares of its common stock from its 2016 Equity Incentive Plan to its two principal officers, valued at $.30 per share, which agreements require them to continue serving in their respective management roles and positions for at least the next two years. These stock awards included 350,000 common shares issued to the Chief Executive Officer and 350,000 common shares issued to the Chief Financial Officer. These 700,000 shares constitute registered common shares under the S-8 Registration Statement of the Company filed with the Securities and Exchange Commission and effective under the Securities Act of 1933 on March 31, 2016.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISION CORPORATION (Registrant)

Dated: December 21, 2016	By:	/s/ Garry Lowenthal
Garry Lowenthal
Chief Financial Officer

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